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                                                                       EXHIBIT 3


                              [MERRILL LYNCH LOGO]


                            SECURITIES LOAN AGREEMENT

          AGREEMENT dated as of June 2, 1999 between MERRILL LYNCH INTERNATIONAL, as borrower ("Borrower"), and IXC INTERNET SERVICES, INC., as lender ("Lender"). This Agreement sets forth the terms and conditions under which Lender may, from time to time, lend to Borrower certain securities against a pledge of collateral (each a "transaction" or a "Loan"). Capitalized terms not otherwise defined herein shall have the meanings provided in Section 13.

          Borrower and Lender, as the parties hereto, agree as follows:

1. LOANS OF PSINET INC. COMMON STOCK.

          1.1 Subject to the terms and conditions of this Agreement, the Borrower may, upon delivery of a Borrowing Notice to Lender, initiate a Loan whereby Lender will lend to Borrower shares of the common stock of PSINet Inc., par value $0.01 ("PSINet Shares"), which are fully-paid by Lender. The Borrower shall specify in the related Borrowing Notice for each Loan the terms of such Loan, including the number of PSINet Shares to be lent (which shall constitute Loaned Shares for such Loan) and the amount of Collateral to be credited to Lender, which terms may be amended during the Loan.

          1.2. WITHOUT WAIVING ANY RIGHTS GIVEN TO THE LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 WILL NOT PROTECT THE LENDER WITH RESPECT TO THE LOANED SHARES.

2. DELIVERIES OF LOANED SHARES. Borrower will borrow only those PSINet Shares that are then held on a fully-paid basis in a securities account maintained by Borrower for Lender at Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") ("Lender's Securities Account"). Unless otherwise agreed, Borrower will accept delivery of the Loaned Shares being borrowed hereunder by causing such Loaned Shares to be transferred on MLPF&S's books and records from Lender's Securities Account to a proprietary account of Borrower at MLPF&S on or prior to the Cutoff Time on the date specified by Borrower in the Borrowing Notice for the commencement of the Loan (the "Commencement Date").

3. COLLATERAL.

          3.1. Borrower shall, prior to or contemporaneous with its receipt of the Loaned Shares, deliver to Lender cash in an amount of not less than 100% of the market value of the Loaned Shares, which cash is to be held as Collateral by Lender in an account to be established by


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Borrower in the name of MLPF&S for the benefit of Borrower as secured party under the Forward Agreement and for the benefit of the Lender as secured party under this Agreement (the "Collateral Account"). Lender shall not be entitled to withdraw or invest the Collateral and no interest shall be paid on the Collateral.

          3.2 The Collateral delivered by Borrower to Lender, as adjusted pursuant to Section 8 below, shall be security for Borrower's obligations in respect to such Loan by Lender to Borrower. Subject to the first and prior security interest in, and a lien upon the Collateral, granted to Borrower by Lender under the Credit Support Annex to the Forward Agreement, Borrower hereby pledges with, assigns to, and grants Lender a continuing security interest in, and a lien upon the Collateral, which shall attach upon the delivery of the Collateral to Lender and which shall cease upon the redelivery of the Collateral to Borrower.

          3.3. Except as provided in Section 13 hereunder, Lender shall be obligated to return the Collateral to Borrower on termination of the Loan upon delivery to Lender of the Loaned Shares.

          3.4. If on any Business Day, Borrower delivers Collateral, as provided in Section 3.1 hereunder and the Lender does not deliver the Loaned Shares, Borrower shall have the absolute right to the return of the Collateral; and if, on any Business Day, Lender delivers Loaned Shares and Borrower does not deliver Collateral as provided in Section 3.1. hereunder, Lender shall have the absolute right to the return of the Loaned Shares.

4. FEES FOR LOAN. It is understood and agreed by Lender that Borrower will not pay Lender any fee, directly or indirectly, in consideration for borrowing the Loaned Shares.

5. TERMINATION OF THE LOAN.

          5.1. (a) Borrower may terminate a Loan on any Business Day by giving notice (an "Acceleration Notice") to Lender and transferring the Loaned Shares to Lender by the Cutoff Time on such Business Day (in such case, the "Acceleration Date") and (b) Lender may terminate a Loan on any Business Day by giving an Acceleration Notice to Borrower specifying the Acceleration Date for such Loan, which shall be a date no earlier than the standard settlement date for trades of the Loaned Shares entered into on the date of such notice. Provided that such acceleration does not constitute a Termination Event (as defined in the Forward Purchase Agreement) under the Forward Purchase Agreement, Borrower shall, on or before the Cutoff Time on the Acceleration Date specified by Lender in respect of a Loan, transfer the Loaned Shares to Lender. Upon the transfer by Borrower of Loaned Shares pursuant to (a) or (b) above, Lender shall transfer the Collateral (as adjusted pursuant to Section 8) to Borrower on the applicable Acceleration Date in accordance with Section 3.

          5.2. Unless otherwise accelerated pursuant to Section 5.1, on the Termination Date of a Loan, Borrower shall redeliver to Lender the Loaned Shares or Equivalent Shares, or cause the Loaned Shares or Equivalent Shares to be returned to Lender by crediting the Loaned Shares or Equivalent Shares to Lender's Securities Account; provided, however, that Borrower's obligation

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to redeliver to Lender the Loaned Shares or Equivalent Shares shall be offset to the extent that Lender does not elect Cash Settlement (as defined in the Forward Purchase Agreement) and Lender has an obligation to deliver to Borrower the Number of Shares to be Delivered (as defined in the Forward Purchase Agreement) pursuant to, and determined in accordance with, the Forward Purchase Agreement, in which case, Borrower shall redeliver to Lender such portion of the Loaned Shares or Equivalent Shares that exceeds the Number of Shares to be Delivered (the "Excess Collateral Shares").

          5.3. In the event that this Agreement is terminated early in accordance with Section 11 hereof, then Borrower shall be obligated to redeliver to Lender the Loaned Shares or Equivalent Shares, or to cause the Loaned Shares or Equivalent Shares to be returned to Lender by crediting the Loaned Shares or Equivalent Shares to Lender's Securities Account; provided, however, that, without limiting any other right of setoff of the Borrower, Borrower's obligation to redeliver to Lender the Loaned Shares or Equivalent Shares shall be offset to the extent that Lender has an obligation to pay to Borrower amounts in respect of the early termination of the Forward Purchase Agreement (the "Early Termination Payment"), in which case, Borrower shall be obligated to redeliver to Lender such portion of the Loaned Shares or Equivalent Shares that exceeds the Early Termination Payment (the "Early Termination Excess").

6. RIGHTS OF BORROWER IN RESPECT OF THE LOANED SHARES. Until a Loan is terminated in accordance herewith and except as provided in Section 7, Borrower shall have all of the incidents of ownership of the Loaned Shares, including the right to transfer the Loaned Shares to others. Lender hereby waives the right, if any, to vote the Loaned Shares during the term of the Loan.

7. DIVIDENDS, DISTRIBUTION, ETC.

          7.1. Lender shall be entitled to receive all distributions made on or in respect of the Loaned Shares the record dates for which are during the term of the Loan and which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Shares, had not been lent to Borrower, including, but not limited to: (a) all cash and other property, (b) stock dividends, (c) securities received as a result of split ups of the Loaned Shares and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.

          7.2. Borrower shall pay Lender an amount of cash equal to any cash distribution made on or in respect of the Loaned Shares which Lender is entitled to receive pursuant to Section 7.1 hereof. Such amount shall be paid to Lender by Borrower upon receipt by Borrower so long as Lender is not in Default at the time of such receipt. Upon receipt of payment of any such cash dividends, distributions or interest by Borrower, Borrower shall forthwith pay the same amount in cash to Lender by crediting such amount to Lender's Securities Account. Non-cash distributions received by Borrower shall be added to the Loaned Shares and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith deliver the same to Lender.

8. MARK TO MARKET MARGIN.


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          8.1. Borrower shall daily mark to the market any Loan hereunder and in the event that at the close of trading on any Business Day the value of all the Collateral delivered hereunder by Borrower to Lender shall be less than 100% of the market value of all the outstanding Loaned Shares as determined by Borrower, Borrower shall deliver additional Collateral to Lender by transferring to or crediting additional cash to the Collateral Account by the close of the next Business Day so that the value of the additional Collateral when added to the value of the Collateral held for Lender in the Collateral Account prior to such transfer shall equal no less than 100% of the market value of the Loaned Shares. The Collateral may be delivered as provided in Section 3.1. above.

          8.2. In the event that at the close of trading on any Business Day Borrower determines that the value of the Collateral delivered hereunder by Borrower to the Collateral Account is greater than 100% of the market value of all the outstanding Loaned Shares, Borrower may reduce the amount of the Collateral held in the Collateral Account by transferring from or debiting the amount of such excess from the Collateral Account so that the value of the Collateral then held in the Collateral Account equals no less than 100% of the market value of the Loaned Shares. The Collateral may be delivered as provided in Section 3.1. above.

          8.3. The values of the Loaned Shares and the Collateral may be marked to market pursuant to Sections 8, 1. and 8.2 above by valuing in the aggregate all Loaned Shares lent by Lender and Collateral given in respect thereof by Borrower.

9. REPRESENTATIONS. The parties hereby make the following representations and warranties, which shall continue during the term of any Loan hereunder:

          9.1 Each party hereto represents and warrants that (a) such party has the power (i) to execute and deliver this Agreement, (ii) to enter into the Loans contemplated hereby and (iii) to perform such party's obligations hereunder; (b) such party has taken all necessary action to authorize such execution, delivery and performance; and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms.

          9.2 Each party hereto represents and warrants that it has made its own determination as to the tax treatment of any dividends, remuneration or other funds received hereunder.

          9.3 Borrower represents and warrants that (a) it is a corporation duly organized and validly existing under the laws of England and Wales, (b) it has, or will have at the time of delivery of any Collateral, the right to grant a first and prior perfected security interest therein (to the extent that such a security interest can be granted in cash) subject to the terms and conditions hereof, and (c) it (or the party to whom it relends the Loaned Shares) is borrowing or will borrow the Loaned Shares for the purpose of making delivery of such securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation U of the Board of Governors of the Federal Reserve System.

          9.4 Lender warrants and represents with respect to all Loaned Shares transferred by it to the Borrower pursuant to this Agreement that, upon such transfer, such Loaned Shares shall be


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free of any and all claims, liens, charges or other encumbrances in favor of third parties. The Loaned Shares shall, on or prior to the Commencement Date of the Loan relating to such Loaned Shares, be freely transferable and tradable, subject only to the requirement that sales by the Borrower be made pursuant to a registration statement that shall have been declared effective by the Securities and Exchange Commission in connection with the public offering of PSI Net, Inc. Common Stock, including such Loaned Shares, and Lender hereby agrees to furnish Borrower with copies of a current prospectus, appropriately supplemented, to be used in connection with the disposition of the Loaned Shares by Lender.

          9.5 Lender represents and warrants that (a) that it has, or will have at the time of delivery of any Loaned Shares, the right to deliver the Loaned Shares subject to terms and conditions hereof, and (b) no Loaned Shares delivered to Borrower hereunder for any Loan have been or shall be deemed to have been obtained, directly or indirectly, from or using the assets of any Plan (which term means (1) any "employee benefit plan" as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, or (2) any "plan" as defined in Section 4975(e) (1) of the Internal Revenue Code of 1954, as amended), if Borrower or any affiliate of Borrower has discretionary authority or control with respect to the assets of such Plan or renders investment advice (within the meaning of 29 C.F.R Section 2510.3(c)) with respect to the investment of the assets of such Plan.

          9.6 Each party shall on the date of delivery of Loaned Shares to Borrower and on the date of return of Loaned Shares to Lender, be deemed to repeat and reaffirm, as the date of such delivery or return, the foregoing representatives made by it.

10. COVENANTS.

          10.1 Each party agrees that this Agreement and the Loans made hereunder shall be "securities contracts" for purposes of the Bankruptcy Code and any bankruptcy proceeding thereunder. Notwithstanding anything to the contrary contained in this Agreement, it is the intention of the parties hereto that this Agreement be treated and construed as an agreement meeting the requirements of Section 1058 of the Internal Revenue Code of 1954, as amended.

          10.2 Each party agrees to be liable as principal with respect to its obligations hereunder.

          10.3 The Lender shall, if it is a party to this Agreement as a Plan or a trustee of a Plan, so notify Borrower upon the execution of this Agreement. If the Lender so notifies Borrower, Borrower shall promptly notify the Lender whether Borrower or any of its affiliates has discretionary authority or control with respect to the assets of the Lender or of such (as the case may be) or renders investment advice within the meaning of 29 C.F.R. Section 2510.3-21(c) with respect to the investment of the assets of the Lender or of such Plan (as the case may be). If the Lender notifies Borrower that it is a party to this Agreement as a plan or a trustee of Plan, Borrower and Lender shall comply with the requirements of the Exemption published by the United States Department of Labor at 46 Fed. Reg. 7527.



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11. EARLY TERMINATION.

          11.1 All Loans between Borrower and Lender may (at the option of the non-defaulting party, exercised by notice to the defaulting party) be terminated upon the occurrence of any one or more of the following events (each, a "Default"):

               (a) if any Loaned Shares shall not be delivered to Borrower on the specified Commencement Date of a Loan;

               (b) if any Loaned Shares shall not be delivered to Lender on the specified Termination Date of a Loan;

               (c) if any Collateral shall not be delivered to Borrower on the specified Termination Date of a Loan;

               (d) if either party shall fail to deliver or return Collateral as the case may be, required by Section 8 hereof; and

               (e) if either party shall fail to make the payment of
                   distributions as required by Section 7 hereof and such default is not cured within one Business Day of notice of such failure to Borrower or Lender, as the case may be.

          11.2 All Loans between Borrower and Lender will be terminated upon the designation of an Early Termination Event in respect of any Event of Default or Termination Event (each as defined in the Forward Purchase Agreement) (a "Cross Default").

          11.3 Upon the occurrence of any Default or Cross Default, any required payments or deliveries hereunder shall be made on the Early Termination Date (as defined in the Forward Purchase Agreement).

12. TRANSFER TAXES. All transfer taxes with respect to the transfer of the Loaned Shares by Lender to Borrower and by Borrower to Lender upon termination of the Loan shall be paid by Borrower.

13. DEFINITIONS. For the purpose hereof:

          13.1 "Business Day" shall mean any day recognized as a settlement day by the New York Stock Exchange, Inc.

          13.2 "Borrowing Notice" shall mean the Borrowing Notice delivered to Lender by Borrower substantially in the form of Exhibit A hereto.

          13.3 "Cutoff Time" shall mean 4:00 p.m. in the City of New York.



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          13.4 "Forward Purchase Agreement" shall mean the ISDA Master
Agreement, dated as of June 2, 1999, including the Schedule and all annexes thereto and the Confirmation dated June 3, 1999 relating to shares of PSINet Inc., between Merrill Lynch International ("MLI"), acting through its agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Lender, pursuant to which MLI has agreed to purchase from Lender and Lender has agreed to deliver the Number of Shares to be Delivered to MLI.

          13.5 "Loan" shall mean a loan of securities hereunder.

          13.6 "Loaned Shares" shall mean any shares of PSINet Inc., par value $0.01 per share, which are delivered in connection with a Loan hereunder until Borrower credits the Lender's account or the certificate for such security (or identical security) is transferred or delivered to the Lender's Securities Account or otherwise accepted back by the Lender hereunder or until the security shall be replaced by purchase, except that, if any new or different security shall be exchanged for any Loaned Shares by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Share in substitution for each former Loaned Share for which such exchange was made. For the avoidance of doubt, the Loaned Shares shall be subject to adjustment from time to time so as to have the same meaning as the "Shares" in the Forward Purchase Agreement.

          13.7 "Equivalent Shares" means, with respect to any Loaned Shares, shares of the same issue, class and series as such Loaned Shares or the equivalent in the event of any reorganization, merger or other action by the issuer of such Loaned Shares.

          13.8 "Termination Date" shall mean the Settlement Date (as defined in the Forward Purchase Agreement), unless otherwise specified in the related Borrowing Notice or Termination Notice for a Loan.

14. MARKET VALUE

          14.1. Unless otherwise agreed, if the principal market for the securities to be valued is a national securities exchange, their market value shall be determined for all purposes by their last sale price on the next preceding day on which there was a sale on any such exchange, Consolidated Tape, then as quoted by any such exchange.

          14.2 Unless otherwise agreed, if the principal market for the securities to be valued is the over-the counter market, their market value shall be determined as follows. If the securities are quoted on the Nasdaq Stock Market ("Nasdaq"), their market value shall be the closing sale price on Nasdaq, on the preceding Business Day or, if the securities are issues for which last sale prices are not quoted on Nasdaq, the closing bid price on such date. If the securities to be valued are not quoted on Nasdaq, their market value shall be the highest bid quotations as quoted in any of The Wall Street Journal, the National Quotation Bureau pink sheets, the Salomon Brothers quotation sheets, quotation sheets of registered market makers and, if necessary, dealers' telephone quotations on the preceding Business Day. In each case, if the relevant quotation did



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not exist on each day, then the relevant quotation on the next preceding day in which there was such a quotation shall be the market value.

15. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such state, without reference to its conflicts of laws principles or rules.

16. WAIVER. The failure of either party to insist upon strict adherence to that party of the right thereafter to insist upon strict adherence to that term of any other term of this Agreement. All waivers in respect of a Default must be in writing.

17. REMEDIES. All remedies hereunder shall survive the termination of the Loan, return of Excess Collateral Shares or the Early Termination Excess, as applicable, and termination of this Agreement.

18. MISCELLANEOUS. This Agreement supersedes any other agreement between the parties concerning loans of securities between the parties hereto. This Agreement shall not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought.


                                            MERRILL LYNCH INTERNATIONAL


                                            By: /s/ KAREN CURRIE
                                                --------------------------------
                                            Name:  Karen Currie
                                            Title: Vice President



                                            IXC INTERNET SERVICES, INC.


                                            By: /s/ JAMES F. GUTHRIE
                                                --------------------------------
                                            Name:  James F. Guthrie
                                            Title: Executive Vice President
                                                   and Chief Financial Officer



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